PRESS RELEASE

Contacts:

MEDecision Tracey Costello (610) 540-0202 Tracey.Costello@MEDecision.com	The Ruth Group Stephanie Carrington / Denise Roche (646) 536-7017 / 7008 scarrington@theruthgroup.com droche@theruthgroup.com

MEDecision Prices Initial Public Offering

WAYNE, PA – December 13, 2006 – MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to healthcare payers, today announced the pricing of its initial public offering of 4,700,000 shares of common stock at a price of $10.00 per share (before underwriting discounts and commissions), 3,300,000 of which are being sold by MEDecision, Inc. and the remainder by selling shareholders. The selling shareholders have granted the underwriters an option to purchase up to an additional 705,000 shares of common stock to cover over-allotments, if any. MEDecision, Inc. will not receive any proceeds from the sale of shares by the selling shareholders. The offering is expected to close on December 18, 2006.

MEDecision, Inc. intends to use the net proceeds from the offering to fund a mandatory payment of approximately $9.5 million to Series B and C convertible preferred shareholders, and the remaining balance will be used for general corporate purposes, including working capital needs.

Cowen and Company acted as sole bookrunning manager of the offering, CIBC World Markets acted as co-lead manager and Pacific Growth Equities, LLC acted as co-manager.

MEDecision, Inc. common stock will trade on the NASDAQ Global Market under the symbol “MEDE.”

The offering is made only by means of a prospectus, copies of which can be obtained from the prospectus department of Cowen and Company, LLC (Prospectus Department at ADP, 1155 Long Island, Edgewood, New York, 11717, Attn: Prospectus Dept. or by phone 631-254-7106).

The registration statement relating to the initial public offering of common shares has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MEDecision, Inc.

Founded in 1988, MEDecision provides healthcare payer organizations with software, services and clinical content that allows them to increase administrative efficiency and improve the overall quality and affordability of their members’ healthcare. A provider of Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, fostering better clinical decision making. MEDecision’s customers manage care for approximately one in every six Americans with health insurance.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. Other products and brand names are trademarks of their respective owners.

Forward-Looking Statements

Statements made in this press release regarding MEDecision that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about MEDecision and its industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. These forward-looking statements include, without limitation, statements about market opportunities, strategy, competition, projected revenues and expense levels and the adequacy of available cash resources. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the loss of primary customers, successful implementation of internal plans, product demand, the impact of competing products and the various risks described in the “Risk Factors” section and elsewhere in the registration statement on Form S-1 that the Company has filed with the Securities and Exchange Commission related to this offering. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. MEDE-E

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